April 19, 2021

Thomas H. Werner

Re:    Transition and Retirement

Dear Tom:

The purpose of this letter (this “Agreement”) is to memorialize our agreement regarding your retirement from SunPower Corporation (the “Company”). As more specifically described below: (a) you have resigned your position as Chief Executive Officer of the Company effective as of April 19, 2021 (the “Resignation Date”) but agreed to provide transition services to your successor through November 1, 2021 or such earlier date agreed between you and the Board (the “Retirement Date”) while continuing to serve as the Chairman of the Company’s Board of Directors (the “Board”); (b) your outstanding restricted stock units will fully vest on the Resignation Date in accordance with their existing terms; and (c) you will cease serving as Chairman of the Board on the Retirement Date and fully retire from the Company.

Transition Services. During the period (the “Transition Period”) between the Resignation Date and the Retirement Date, in addition to your duties and responsibilities as Chairman of the Board, you have agreed to assist with the transition of your duties and responsibilities to the Company’s newly appointed Chief Executive Officer in accordance with the duties and responsibilities set forth on Exhibit A. We expect for your services to the Company to require your full-time employment through May 5, 2021 and approximately 30 hours per week thereafter. During the Transition Period, the only remuneration you will receive for these services will be base salary at the rate of $37,500 per month, which will be paid, less withholding taxes, in accordance with the Company’s standard payroll procedures. During the Transition Period, you will continue to be eligible to participate in the Company’s benefit plans on the same terms as the Company’s other executives. You will not be eligible for a bonus during the Transition Period, though you will be paid a pro-rated bonus (based on your service as Chief Executive Officer through April 19) for the first fiscal half under the Company’s Executive Semi-Annual Incentive Bonus Program based on actual performance.

Restricted Stock Units. In accordance with their terms, the 113,348 restricted stock units granted to you on February 22, 2021 vest on the earlier of December 1, 2021 or the date in 2021 on which you and the Board agree that your service as the Company’s Chief Executive Officer is concluded. We have agreed that the latter condition will be satisfied as of the Resignation Date and, therefore, all of your restricted stock units will vest as of the Resignation Date.

Retirement. On the Retirement Date, you will fully retire from the Company. You hereby resign as Chairman and member of the Board effective as of the Retirement Date. You agree to execute any documents deemed necessary or appropriate by the Company to memorialize your resignation. In addition, the Retirement Date will represent your final day of employment with the Company, and on, or as soon as administratively practicable following, the Retirement Date, you will be paid any earned but unpaid base salary. You will also be reimbursed for any business expenses incurred by you in accordance with the Company’s policies prior to the Retirement Date.

Waiver of MCTP Participation; At-Will Employment. By signing this Agreement, you expressly waive your right to participate in the Company’s 2019 Management Career Transition Plan or any successor plan (the “MCTP”). Notwithstanding anything in the MCTP to the contrary, you acknowledge and agree that you will not be entitled to any severance or other post-termination benefits under the MCTP in the event of your termination of employment with the Company for any reason. Your employment with the Company is, and will continue to be, at-will employment, which means that it may be terminated by you or the Company at any time for any reason. The Company also has the right to change the terms and conditions of employment with or without cause and with or without notice.

Proprietary Information Agreement. The Agreement Concerning Proprietary Information and Inventions entered into between you and the Company (your “Proprietary Information Agreement”) remains in effect pursuant to its terms. You reaffirm your obligations under the Proprietary Information Agreement and agree to remain bound by its provisions in accordance with its terms.

Complete Agreement. This Agreement, collectively with the Proprietary Information Agreement and the agreements evidencing your restricted stock units, comprises the entire agreement between you and the Company with regard to the subject matter hereof and supersedes, in their entirety, any other agreements between you and the Company with regard to the subject matter hereof including, without limitation, the Employment Agreement entered into between you and the Company as of July 21, 2020 (the “Employment Agreement”). You agree that the Employment Agreement shall be terminated and of no further force or effect as of the date you sign this Agreement. You acknowledge that there are no other agreements, written, oral or implied, and that you may not rely on any prior negotiations, discussions, representations or agreements. This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

* * * * *

Please indicate your agreement to the terms of this letter by signing below and returning a copy of it to me.

Very truly yours,

SunPower Corporation

/S/ Pat Wood III
Pat Wood III, Director

Acknowledged and agreed:

/S/ Thomas H. Werner
Thomas H. Werner	Date: 04/19/2021

Exhibit A – Duties and Responsibilities During Transition Period
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